        As filed with the Securities and Exchange Commission on July 25, 1996

                                                      Registration No. 333-

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC  20549
                                       FORM S-8

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   MHM SERVICES, INC.
                   ----------------------------------------
                (Exact name of registrant as specified in its charter)

         Delaware                                                 52-1223048
- -------------------------------                             -------------------
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                               Identification No.)

                  7601 Lewinsville Road, Suite 200, McLean, VA 22102
            ------------------------------------------------------
                 (Address of Principal Executive Offices)  (Zip Code)

                Mental Health Management, Inc. 1993 Stock Option Plan
Mental Health Management, Inc. 1993 Stock Option Plan for Non-Employee Directors
    Mental Health Management, Inc. Non-Employee Directors' Stock Option Plan
    ------------------------------------------------------------------------
                              (Full title of the plans)

                            Michael S. Pinkert, President
                                  MHM Services, Inc.
                  7601 Lewinsville Road, Suite 200, McLean, VA 22102
                                     (703) 749-4600
                    --------------------------------------
                        (Name, address, and telephone number,
                      including area code, of agent for service)

                                       copy to:

   Michael P. Gallagher, Esq.                        Steven J. Feder, Esq.
Ballard Spahr Andrews & Ingersoll             Ballard Spahr Andrews & Ingersoll
  1735 Market St., 51st Floor                    1735 Market St., 51st Floor
    Philadelphia, PA 19103                          Philadelphia, PA 19103

- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
                              Calculation of Registration Fee
- ----------------------------------------------------------------------------------------------------
                                      Proposed maximum       Proposed Maximum          Amount of
 Title of securities    Amount to be   offering price            aggregate         Registration fee
 to be registered      registered (1)   per share (2)       offering price (2)
- ----------------------------------------------------------------------------------------------------
 Common Stock,         750,000 shares       $ (2)              $1,549,321.88             $534.25
 par value $.01
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock issuable in the event the number of outstanding shares of MHM Services, Inc. is increased by split-up, reclassification, stock dividend or the like.

(2) In accordance with Securities and Exchange Commission Rule 457(h)(1), the price shown is based upon (i) 292,100 shares offered pursuant to options outstanding exercisable at the following prices: 159,600 shares at $3.75 per share, 51,000 shares at $3.00 per share, 50,000 shares at $4.25 per share, 12,500 at $1.25 per share, 10,000 shares at $2.5625 per share and 9,000 shares at $1.625 per share; and (ii) 457,900 shares reserved for issuance upon exercise of options to be granted in the future, the proposed offering price of which has been determined based upon the average of the high and low price per share of Common Stock on July 19, 1996, as reported by the American Stock Exchange.

                                        PART I


INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information required to be included in
Part I of this Registration Statement will be provided to all persons who are selected to participate in the Mental Health Management, Inc. 1993 Stock Option Plan, the Mental Health Management, Inc. 1993 Stock Option Plan for Non-Employee Directors, or the Mental Health Management, Inc. Non-Employee Directors' Stock Option Plan.


RESALE PROSPECTUS

         The following Prospectus is to be used by directors, officers, and key employees of MHM Services, Inc. who are "affiliates" (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended), in connection with the sale of Common Stock acquired upon the exercise of stock options granted pursuant to the Mental Health Management, Inc. 1993 Stock Option Plan, the Mental Health Management, Inc. 1993 Stock Option Plan for Non-Employee Directors, or the Mental Health Management, Inc. Non-Employee Directors' Stock Option Plan.

PROSPECTUS


                                  MHM SERVICES, INC.

                            750,000 SHARES OF COMMON STOCK

         This Prospectus is to be used in connection with the sale by certain directors, officers, and key employees of MHM Services, Inc. (the "Selling Stockholders") of an aggregate of up to 750,000 shares of the common stock, par value $.01 per share (the "Common Stock"), of MHM Services, Inc. (the "Company") which have been acquired by such Selling Stockholders upon the exercise of stock options granted by the Company pursuant to the Mental Health Management, Inc. 1993 Stock Option Plan, the Mental Health Management, Inc. 1993 Stock Option Plan for Non-Employee Directors, or the Mental Health Management, Inc. Non-Employee Directors' Stock Option Plan (collectively, the "Plans"). See "Selling Stockholders." The shares of Common Stock offered hereby may be sold from time to time in ordinary brokerage transactions at prevailing market prices by the Selling Stockholders. See "Plan of Distribution." The price at which any Selling Stockholder may sell shares and the brokerage commissions, if any, paid in connection with a sale are unknown and may vary from transaction to transaction.

         The Company will pay no underwriting discounts or commissions and will receive none of the proceeds from the sale of the Common Stock by the Selling Stockholders. The expenses of the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of Common Stock offered hereby will be borne by the Company.

         The Common Stock of the Company is traded on the American Stock Exchange under the symbol "MHM." On July 23, 1996, the closing price of the Common Stock on the American Stock Exchange was $1.4375 per share.

                                ____________________


            PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE DISCUSSION
                           UNDER "RISK FACTORS" ON PAGE 3.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                       PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                                ____________________


                    The date of this Prospectus is July 25, 1996.

                                AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2551 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the American Stock Exchange. Such reports, proxy and information statements and other information can also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1881.

         The Company has filed a registration statement on Form S-8 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company (File No. 1-12238) hereby incorporates by reference into this Registration Statement the following documents: (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995; (ii) the Company's Current Report on Form 8-K filed November 9, 1995; (iii) the Company's first amendment to its Annual Report, filed on Form 10-K/A on January 29, 1996;
(iv) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995; (v) the Company's Current Report on Form 8-K filed February 12, 1996;
(vi) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (vii) the Company's Current Report on Form 8-K filed April 17, 1996 (as amended by the Company's Current Report on Form 8-K/A filed June 19, 1996);
(viii) the Company's Current Report on Form 8-K filed May 31, 1996; (ix) the Company's Current Report on Form 8-K filed June 17, 1996 (as amended by the Company's Current Report on Form 8-K/A filed June 25, 1996); and (x) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B, filed with the Commission by the Company on January 27, 1995 (by which the Company succeeded to a Registration Statement on Form 10, filed with the Commission on August 19, 1993).

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the dates of filing of such documents.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written request of any such person, a copy of any or all of the information which has been or may be incorporated by reference into this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to MHM Services, Inc., 7601 Lewinsville Road, Suite 200, McLean, Virginia 22102, Attn: Investor Relations, telephone (703) 749-4600.

                              [INSIDE FRONT COVER]

                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS BASED ON THE COMPANY'S CURRENT PLANS AND EXPECTATIONS RELATING TO, AMONG OTHER MATTERS, THE ANTICIPATED USE OF PROCEEDS FROM THE SALE OF CERTAIN ASSETS OF THE COMPANY, THE PROPOSED BUSINESS ACTIVITIES OF THE COMPANY AND THE PROPOSED ACTIVITIES OF THE COMPANY RELATING TO IMPROVING ITS LIQUIDITY. SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL FUTURE ACTIVITIES AND RESULTS OF OPERATIONS TO BE MATERIALLY DIFFERENT FROM THAT SUGGESTED IN THIS PROSPECTUS, INCLUDING, AMONG OTHERS, THE POSSIBLE NEED TO USE THE NET CASH PROCEEDS FROM THE SALE OF CERTAIN COMPANY ASSETS FOR THE RETIREMENT OF CERTAIN INDEBTEDNESS. FOR ADDITIONAL INFORMATION, SEE "RISK FACTORS" AND "THE COMPANY."


                                  RISK FACTORS

    PRIOR LOSSES. The Company incurred losses of $4,023,000 for the fiscal year ended September 30, 1995, and there can be no assurance that the Company will return to profitability, or that the losses will not be higher for fiscal year 1996 and future periods.

    CHANGES IN MENTAL HEALTH INDUSTRY. Recently, the health care industry, in general, and the mental health industry, in particular, have been the subject of substantial uncertainty as a result of anticipated and on-going governmental and other third-party payor efforts to contain health care costs. The Company's management believes that a fundamental change has already occurred in the mental health industry, reflecting a permanent departure from inpatient hospitalization, upon which the Company's business has been substantially dependent, as the primary service method in favor of more cost-effective alternatives. This change is reflected in decreases in patient days, occupancy rates, lengths of stay, and reimbursement rates for inpatient care. The resulting impact has materially adversely affected the Company's operating results as well as the Company's efforts to expand its present operations.
While the Company is taking steps to contain present and future operating costs, there can be no assurance that such cost containment efforts will not have further material adverse effects on the Company. See "The Company."

    UNCERTAINTY OF ABILITY TO CONTINUE AS A GOING CONCERN. As a result of the Company's continued negative operating results, as well as reduced collections of accounts receivable, the Company has been experiencing difficulty generating sufficient cash flows to meet its obligations and sustain its operations. The report of the Company's independent auditors on the Company's financial statements at September 30, 1995, included an explanatory paragraph which stated that such conditions raise substantial doubt as to the Company's ability to continue as a going concern. In an effort to improve this situation for both the immediate future and the long-term, the Company has sold certain assets relating to its Hospital Division, taking steps to reduce operating expenses, attempting to raise additional capital, and working to improve its cash flows. Nevertheless, there can be no assurance that the Company's efforts will result in positive effects on the Company's financial condition. See "The Company."

    INCREASED DEPENDENCE ON EXTENDED CARE SERVICES DIVISION. Of the Company's two operating divisions, the Company's Hospital Division and the operation of its seven freestanding behavioral healthcare treatment facilities historically represented the majority of the Company's business. Overall, the freestanding facilities represented 87%, 67%, and 59% of the Company's net revenues in the fiscal years ended September 30, 1995, 1994, and 1993, respectively, and

77%, 65%, and 67% of the Company's total assets as of September 30, 1995, 1994, and 1993, respectively. The Company's freestanding facilities contributed significantly to the Company's cash flows and helped to absorb certain corporate-related expenses.

    Recently, in an attempt to improve the Company's financial condition, the Company sold six of its seven freestanding facilities and is currently pursuing opportunities to sell the remaining facility. Upon the sale of the seventh freestanding facility, the Company's only remaining business will be the Extended Care Services Division. If the Extended Care Services Division is unable to accomplish its growth objectives or produce positive earnings, the sale of the Hospital Division's freestanding facilities could be disadvantageous to the stockholders of the Company and could have a materially adverse effect on the results of the Company's operations. The Company's Extended Care Services Division, since its founding in October 1993, has generated only 13% and 3% of net revenues for the years ended September 30, 1995 and 1994, respectively and 26% of net revenues for the first six months of fiscal 1996. In addition, the rapid expansion of the Extended Care Services Division has resulted in increased costs, and thus, with the allocation of overhead related to the operations of the Extended Care Services Division, the Extended Care Services Division has not yet achieved profitable results. The Company formed its Extended Care Services Division to pursue opportunities to provide on-site care to nursing home residents and other patients needing less acute care. In November 1993, the Company acquired the assets of Atlanta-based ICH Services, L.L.C. (successor to HCI Services, Inc.), which provides behavioral health and other specialized medical services to residents of extended care facilities, such as nursing homes, skilled nursing facilities, and assisted living facilities. The focus of the Company's on-site medical and behavioral healthcare service programs is to arrange for the provision of clinically-appropriate cost-effective care to residents of extended care facilities.

    While the Company intends to utilize a portion of the proceeds from the sale of the freestanding facilities to expand the Extended Care Services Division through acquisitions and internal growth, no assurances can be given that the Company will have funds available for such purpose or that the Company will be successful in selling its remaining freestanding facility, or in the event acquisitions are consummated that the Company will be successful in generating profits from the Extended Care Services Division, or that the strategy of focusing on growing the Extended Care Services Division through internal expansion and acquisitions will not result in further increased costs. See "The Company."

    POSSIBLE NEED TO USE PROCEEDS FROM THE SALE OF THE FREESTANDING FACILITIES TO REPAY THE MEDIQ NOTE. As of July 10, 1996, the Company had $10,861,110 outstanding under its note payable to MEDIQ Incorporated ("MEDIQ") (original principal amount of $11,500,000) that was executed in connection with the distribution of the Company's stock to MEDIQ's stockholders (the "MEDIQ Note"). The MEDIQ Note bears interest at prime plus 1.5% per annum, with monthly payments of interest only through September 1995, and then monthly principal and interest payments for the following three years, based on a fifteen year amortization period, with the remaining balance due in August 1998. The MEDIQ Note may be prepaid in whole or in part without penalty. The MEDIQ Note is collateralized by a note receivable obtained by the Company as partial consideration for the sale of the Oakview Treatment Center, one of the Company's former freestanding facilities. The Company pledged the note receivable to MEDIQ in connection with obtaining a waiver from MEDIQ of an event of default provision of the MEDIQ Note relating to the sale of the assets of a significant subsidiary. See "The Company."

    The Company does not anticipate that cash flows from operations will be sufficient to repay the MEDIQ Note upon maturity in 1998. In addition, as reflected in the financial statements of the Company for the fiscal year ended September 30, 1995, and the report of the Company's independent auditors thereon, the Company has been experiencing difficulty generating sufficient cash flows to meet its obligations and sustain its operations and, as a result, may not be able to meet the monthly principal and interest obligations under the MEDIQ Note. A portion of the net proceeds from the BHC Sale (as hereinafter defined; see "The Company") is available to the Company to fund the monthly obligations and a portion of the principal obligations upon maturity, if necessary, of the MEDIQ Note. MEDIQ has pledged the MEDIQ Note as collateral for certain of its indebtedness to a third party unaffiliated with MEDIQ or the Company. In the event of default by MEDIQ on such indebtedness, such third party would obtain all of MEDIQ's rights under the MEDIQ Note, including the right to the payment of principal and interest as and when due in accordance with the terms of the MEDIQ Note.

    The MEDIQ Note also provides for certain events of default, including:
"The . . . sale of all or substantially all of the assets of [the Company] . .
 ." In an attempt to preclude the possibility of a dispute as to whether the BHC Sale constitutes the sale of all or substantially all of the assets of the Company for purposes of the MEDIQ Note, the Company, prior to the sale, sent MEDIQ a letter requesting a waiver of this provision in connection therewith. MEDIQ sent the Company a letter in which MEDIQ declined to grant such a waiver. Since the completion of the BHC Sale, the Company has not received any notice of default under the MEDIQ Note on this basis. Nevertheless, in the event MEDIQ attempts to accelerate the MEDIQ Note, the Company intends to aggressively defend its position in any legal proceeding. There can be no assurances that the Company would be able to obtain a favorable decision in such a legal proceeding. In the event the Company were to receive an adverse decision on this matter, the outstanding principal balance on the MEDIQ Note would become immediately due and payable in full. In that event, the Company may be required to apply the remainder of the net proceeds from the BHC Sale toward the repayment of the outstanding principal of the MEDIQ Note, obtain alternative sources of cash with which to satisfy such obligation, or obtain from MEDIQ a modification to the MEDIQ Note. The current balance of the net proceeds from the BHC Sale is insufficient to repay the entire outstanding principal balance of the MEDIQ Note. There can be no assurance that the Company will have sufficient cash to repay the outstanding principal balance of the MEDIQ Note or that other sources of cash will be available to the Company in the event the Company was to receive an adverse decision on such matter. In such event, the Company may be unable to fulfill its debt obligations and also sustain operations at a level at which the Company could continue as a going concern.

    RELATIONSHIPS OF CERTAIN PERSONS WITH MEDIQ. Michael F. Sandler, in addition to being a member of the Company's Board of Directors, is also a director, Senior Vice President - Finance, Treasurer, and Chief Financial Officer, and a stockholder of MEDIQ. In addition, H. Scott Miller, also a member of the Company's Board of Directors, is a director of MEDIQ and provides financial advisory services to the trust described in the next paragraph. Consequently, Mr. Sandler's and Mr. Miller's relationships with MEDIQ may be adverse to the interests of stockholders of the Company generally.

    In addition, approximately 29% of the outstanding shares of the Common
Stock are beneficially owned by Bessie G. Rotko. Mrs. Rotko is the lifetime income beneficiary of a trust which holds approximately 19% and 56% of MEDIQ's outstanding common stock and preferred stock, respectively. The Trustees, Bessie G. Rotko, Michael J. Rotko, Judith M. Shipon, John Iskrant and PNC Bank, National Association, share voting and investment power with respect to the shares in the trust. As a result, Mrs. Rotko, together with several other trustees, may have effective control over all matters requiring approval by the stockholders of the Company. The address of the trustees is c/o MEDIQ Incorporated, One MEDIQ Plaza, Pennsauken, NJ 08110. Mrs. Rotko is the mother of Michael J. Rotko and Judith M. Shipon. In addition, Michael J. Rotko and Judith M. Shipon each own approximately 2% and 7% of MEDIQ's outstanding common stock and preferred stock, respectively. Michael J. Rotko is also the Chairman of the Board of Directors of MEDIQ.

    REIMBURSEMENT FOR MENTAL HEALTH SERVICES. A significant portion of the Company's revenues are derived from reimbursement from government programs such as Medicare and Medicaid, which are highly regulated and subject to change. Future changes in reimbursement could have a material effect on the Company's operating results.

    COMPETITION. Competition in the mental health industry is intense. The Company currently competes with companies that are larger and have greater resources than the Company. Any material adverse change in the competitive environment could have a material adverse effect on the Company's results of operations and financial condition.

    DILUTION. The Company's business strategy includes pursuing possible acquisition opportunities, which has involved, and may involve in the future, using shares of the Common Stock as consideration for business transactions.
The issuance of additional shares of the Common Stock in such transactions could have a dilutive effect on the shares outstanding.

    DEPENDENCE UPON EXISTING MANAGEMENT. The Company's business and operations are dependent, in part, upon the continued services of existing senior management, in particular Michael S. Pinkert, President, Chief Executive Officer and a Director. The loss of Mr. Pinkert's services would have a material adverse effect on the Company.

    DIVIDEND POLICY. The Company has not declared any dividends on the Common Stock and does not anticipate the declaration and payment of cash dividends in the future. It is the present intention of the Company to retain any future earnings to support the continued growth of the business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors shall deem relevant.

                                 THE COMPANY

    The Company offers, arranges for and manages behavioral healthcare services primarily through extended care treatment settings. Since its founding, the Company's goal has been to offer the highest quality, cost-effective care in the industry. Prior to the recent sales of six of the Company's freestanding facilities, the Company's Hospital Division operated seven psychiatric and substance abuse facilities, delivering a full spectrum of behavioral health services ranging from traditional inpatient care to alternative care programs, such as partial hospitalization and outpatient treatment. These seven freestanding facilities generated 87% of net revenue for fiscal 1995 and comprised 77% of the Company's total assets at the end of fiscal 1995. The Company's Extended Care Services Division provides specialized medical and behavioral health services to approximately 795 nursing homes in twelve states. The Extended Care Services Division also provides behavioral health care to more than 2,000 Medicaid patients residing in nursing homes under a contract with the State of Georgia.

    Historically, the Company's principal businesses were the operation of freestanding behavioral healthcare facilities and the management of behavioral healthcare programs under contracts with acute care hospitals. The market for behavioral healthcare has undergone dramatic changes in recent years. Pressure on providers to reduce costs has resulted in an increase in the development and utilization of alternatives to long-term in-patient care, and a decrease in the utilization of in-patient care and reimbursement rates. With market forces emphasizing managed care approaches to healthcare, this trend is anticipated to continue.

    In response to these changes and their adverse impact on the Company's operating results, significant changes have been made in the structure of the Company's operations. In August 1994, the Company merged its contract management business (which represented 29% of the Company's net revenues in fiscal 1994) with a competitor through the creation of a joint venture. In March 1995, the Company sold its interest in the joint venture to such competitor. In addition, the Company decided to pursue a growth strategy focused on its Extended Care Services Division (which represented 13% of the Company's net revenues in fiscal 1995) through the pursuit of non-physician practice acquisition and management opportunities. Finally, the Company is pursuing opportunities to sell its remaining freestanding behavioral healthcare facility.

    On April 5, 1996, the Company sold Oakview Treatment Center to a non-profit corporation affiliated with a privately-owned operator of two psychiatric hospitals for $50,000 in cash and $2,150,000 evidenced by two promissory notes payable to the Company. The notes are payable in monthly installments of principal and interest (at prime) based on a fifteen year amortization, with the remaining principal due in five years (or earlier under certain circumstances). In connection with obtaining a waiver from MEDIQ of an event of default provision of the MEDIQ Note relating to the sale of the assets of a significant subsidiary, the Company pledged one of the notes receivable (with a principal balance of $1,875,000) as collateral for the Company's obligations under the MEDIQ Note.

    On May 31, 1996, the Company sold certain assets, consisting principally of five of its freestanding behavioral healthcare facilities, to Behavioral Healthcare Corporation ("BHC"), a Delaware corporation, with its principal offices located in Nashville, Tennessee, pursuant to an Asset Purchase Agreement, dated as of January 24, 1996, and amended as of April 11, 1996, by and between the Company and BHC (the "BHC Sale"). The Hospitals were sold for approximately $10,222,700, consisting of $8,864,500 in cash and $1,358,200 in assumed liabilities of the freestanding facilities. The sale price is subject to certain post-closing adjustments, pursuant to the terms of the Asset Purchase Agreement, as amended.

    The Company used a portion of the proceeds from the BHC Sale for (i) the repayment of the principal amount outstanding under the Company's revolving credit facility ($2,515,000, including related early termination fees of $174,000); (ii) the extinguishment of a portion of the indebtedness not to be assumed by BHC paid at the closing of the sale ($692,000, including early termination fees of $139,000), which consisted primarily of indebtedness secured by certain of the assets (particularly a facility and certain equipment) acquired by BHC; and (iii) the funding of the Company's obligation to complete repairs to two of the freestanding facilities in the amount of $284,000 (which amount was placed in escrow). The Company anticipates using the remainder of the proceeds from the BHC Sale for general working capital, which the Company anticipates will include expansion of the Extended Care Services Division. See "Risk Factors - POSSIBLE NEED TO USE PROCEEDS FROM THE SALE OF THE FREESTANDING FACILITIES TO REPAY THE MEDIQ NOTE."

    The Company has not entered into any definitive agreement to sell its remaining freestanding facility. Accordingly, there can be no assurance that the Company will be successful in selling the facility.

    The Company was incorporated in 1981 in Virginia, and changed its state of incorporation to Delaware in 1994. From 1986 to August 1993, the Company was a wholly-owned subsidiary of MEDIQ. In August 1993, MEDIQ distributed the stock of the Company to MEDIQ's stockholders. The Company's principal executive offices are located at 7601 Lewinsville Road, Suite 200, McLean, Virginia 22102, and its telephone number is (703) 749-4600.


                                USE OF PROCEEDS

         The Company will receive none of the proceeds from the sale of the shares of Common Stock offered hereby. The Selling Stockholders are certain directors, officers, and key employees of the Company and all net proceeds from the sale of the shares of Common Stock offered hereby will belong to such Selling Stockholders. See "Selling Stockholders." The shares of Common Stock being offered hereby by the Selling Stockholders have been acquired by the Selling Stockholders from the Company upon exercise of stock options granted by the Company pursuant to the Plans.

                              SELLING STOCKHOLDERS

         This Prospectus is to be used in connection with the sale by certain directors, officers, and key employees of the Company of shares of Common Stock which have been or may be acquired by such directors, officers, and key employees upon the exercise of stock options granted by the Company pursuant to the Plans. The following persons may offer the following numbers of shares of Common Stock pursuant to this Prospectus:


- ----------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------
                                                                                 Number of
                                                                                 shares of
                                                                                 Common Stock
                                                                                 (and percent
                                                      Number of                  of the
                                                      shares of     Maximum      class)
                                                      Common Stock  Number of    beneficially
                                                      beneficially  shares of    owned after
                          Principal Position with     owned prior   Common       completion
 Name of Selling          the Company during the      to the        Stock being  of the
 Stockholder              past 3 years                offering (1)  offered (2)  offering (3)
- -----------------------------------------------------------------------------------------------
 Abraham D. Gosman        Director                     13,583(4)    12,500        1,083 *
- -----------------------------------------------------------------------------------------------
 Vicki S. Hammond         Senior Vice President,       61,900(4)     54,000        7,900 *
                          Treasurer, Chief
                          Financial Officer, and
                          Secretary (5)
- -----------------------------------------------------------------------------------------------
 Kenneth A. Kessler, M.D. Director                     92,500        12,500       80,000(2.4%)
- -----------------------------------------------------------------------------------------------
 Bernard J. Korman        Director                    256,720(4)     12,500      244,220(7.7%)
- -----------------------------------------------------------------------------------------------
 Eugene N. Langen         Vice President               13,599        10,000        3,599 *
                          Development and Secretary
- -----------------------------------------------------------------------------------------------
 H. Scott Miller          Director                     13,287(6)     12,500          787*(6)
- -----------------------------------------------------------------------------------------------
 Michael S. Pinkert       President and Chief         204,374(4)     90,000      114,374(3.4%)
                          Executive Officer
- -----------------------------------------------------------------------------------------------
 Michael F. Sandler       Director                     13,583        12,500        1,083 *
- -----------------------------------------------------------------------------------------------
 Bruce Waldo              Executive Vice               20,000        20,000          -0- *
                          President - Hospital
                          Division
- -----------------------------------------------------------------------------------------------
 Carolyn Zimmerman        Vice President                7,379(4)      6,200        1,179 *
                          and Chief
                          Financial Officer
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------


 *   Represents less than 1% of the outstanding shares of Common Stock.
(1) Includes all shares of the Common Stock subject to stock options, including non-vested options as of the date of filing.
(2) Each Selling Stockholder may offer less than the number of shares indicated.
(3)  Assumes all shares obtained upon exercise of options are sold.
(4)  Includes shares held in retirement accounts.
(5)  Ms. Hammond resigned from the Company as of June 28, 1996.
(6)  Includes shares held by Mr. Miller's spouse.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock offered by the Selling Stockholders from time to time may be sold on the American Stock Exchange, at prices and at terms then prevailing, or in negotiated transactions or otherwise. The shares will be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The amount of Common Stock which may be offered or sold by means of Rule 144 by each Selling Stockholder, and any other persons with whom he or she is acting in concert for the purpose of selling such securities, may not exceed in any three month period one percent of the outstanding shares of the Company's Common Stock (33,104 shares, based upon the number of outstanding shares of the Company's Common Stock as of July 23, 1996).

         The Company has furnished to each Selling Stockholder or will furnish each Selling Stockholder with a copy of this Prospectus and has informed or will inform each Selling Stockholder of the possible need for delivery of this Prospectus upon sales made hereunder.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Act (the "Delaware Act") which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Act, the Company shall indemnify each of its directors and officers against expenses (including reasonable costs, disbursements, and counsel fees) in connection with any proceeding involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of a quorum of disinterested members of the Company's Board of Directors, independent legal counsel, or the stockholders of the Company. The Company has purchased directors' and officers' liability insurance in an amount totalling $5,000,000, subject to certain deductibles.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which this Prospectus relates in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representations, other than as set forth in this Prospectus, in connection with the offering contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                                 July 25, 1996

                               MHM SERVICES, INC.

                                 750,000 Shares
                                  Common Stock
                                ($.01 par value)

                               TABLE OF CONTENTS

                                                                            PAGE

AVAILABLE INFORMATION........................................................  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................  2

RISK FACTORS.................................................................  3

THE COMPANY..................................................................  6

USE OF PROCEEDS..............................................................  8

SELLING STOCKHOLDERS.........................................................  9

PLAN OF DISTRIBUTION......................................................... 10

INDEMNIFICATION OF DIRECTORS AND OFFICERS.................................... 10

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

    MHM Services, Inc. (the "Company") (File No. 1-12238) hereby incorporates by reference into this Registration Statement the following documents:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

    (b)  The Company's Current Report on Form 8-K filed November 9, 1995.

    (c) The Company's first amendment to its Annual Report, filed on Form 10-K/A on January 29, 1996.

    (d) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995.

    (e)  The Company's Current Report on Form 8-K filed February 12, 1996.

    (f) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

    (g) The Company's Current Report on Form 8-K filed April 17, 1996 (as amended by the Company's Current Report on Form 8-K/A filed
         June 19, 1996).

    (h)  The Company's Current Report on Form 8-K filed May 31, 1996.

    (i) The Company's Current Report on Form 8-K filed June 17, 1996 (as amended by the Company's Current Report on Form 8-K/A filed
         June 25, 1996).

    (j) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B, filed with the Commission by the Company on January 27, 1995 (by which the Company succeeded to a Registration Statement on Form 10, filed with the Commission on August 19, 1993).

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document.

Item 4.  DESCRIPTION OF SECURITIES

         Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Act (the "Delaware Act") which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Act, the Company shall indemnify each of its directors and officers against expenses (including reasonable costs, disbursements, and counsel fees) in connection with any proceeding involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of a quorum of disinterested members of the Company's Board of Directors, independent legal counsel, or the stockholders of the Company. The Company has purchased directors' and officers' liability insurance in an amount totalling $5,000,000, subject to certain deductibles.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

Item 8.  EXHIBITS

    4.1 Specimen copy of Common Stock Certificate (incorporated by reference to the Company's Registration Statement on Form 8-B, filed with the Commission by the Company on January 27, 1995 (by which the Company succeeded to a Registration Statement on Form 10, filed with the Commission on August 19, 1993))

    4.2 The Company's Restated Certificate of Incorporation (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, as amended)

    4.3 The Company's Amended Bylaws (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, as amended)

    5    Opinion of Ballard Spahr Andrews & Ingersoll

    23.1 Consent of Deloitte & Touche LLP

    23.2 Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5)

    24   Power of Attorney (included on signature page)

    99.1 Mental Health Management, Inc. 1993 Stock Option Plan (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, as amended)

    99.2 Amendment No. 1 to the Mental Health Management, Inc. 1993 Stock Option Plan

    99.3 Mental Health Management, Inc. 1993 Stock Option Plan for Non-Employee Directors (incorporated by reference to the Company's Annual Report of Form 10-K for the fiscal year ended September 30, 1993, as amended)

    99.4 Mental Health Management, Inc. Non-Employee Directors' Stock Option
         Plan

Item 9.  UNDERTAKINGS

         The Company hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change in such information in this Registration Statement;

                 Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from any registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Fairfax, Commonwealth of Virginia, on the date below:

Dated:   July 25, 1996                 MHM Services, Inc.

                             By:  /s/ Michael S. Pinkert
                                  ----------------------------------------------
                                  Michael S. Pinkert, President
                                  and Chief Executive Officer

                             By:  /s/ Carolyn Zimmerman
                                 ----------------------------------------------
                                  Carolyn Zimmerman
                                  Vice President and
                                  Chief Financial Officer



                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael S. Pinkert, as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                        Title                                Date
- ---------                        -----                                ----

/s/ Michael S. Pinkert      President, Chief Executive Officer,   July 25, 1996
- ------------------------    and Director
Michael S. Pinkert

/s/ Carolyn Zimmerman       Vice President and                    July 25, 1996
- ------------------------    Chief Financial Officer
Carolyn Zimmerman

/s/ Abraham D. Gosman       Director                              July 25, 1996
- ------------------------
Abraham D. Gosman

/s/ Kenneth A. Kessler      Director                              July 25, 1996
- ------------------------
Kenneth A. Kessler, M.D.

/s/ H. Scott Miller         Director                              July 25, 1996
- ------------------------
Scott Miller

/s/ Michael F. Sandler      Director                              July 25, 1996
- ------------------------
Michael F. Sandler

                                 EXHIBIT INDEX



EXHIBIT NO.                       DESCRIPTION                               PAGE
- -----------                       -----------                               ----

    4.1 Specimen copy of Common Stock Certificate (incorporated by reference to the Company's Registration Statement on Form 8-B, filed with the Commission by the Company on January 27, 1995 (by which the Company succeeded to a Registration Statement on Form 10, filed with the Commission on August 19, 1993))

    4.2 The Company's Restated Certificate of Incorporation (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, as amended)

    4.3 The Company's Amended Bylaws (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, as amended)

    5    Opinion of Ballard Spahr Andrews & Ingersoll

    23.1 Consent of Deloitte & Touche LLP

    23.2 Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5)

    24   Power of Attorney (included on signature page)

    99.1 Mental Health Management, Inc. 1993 Stock Option Plan
         (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, as amended)

    99.2 Amendment No. 1 to the Mental Health Management, Inc. 1993 Stock Option Plan

    99.3 Mental Health Management, Inc. 1993 Stock Option Plan for Non-Employee Directors (incorporated by reference to the Company's Annual Report of Form 10-K for the fiscal year ended September 30, 1993, as amended)

    99.4 Mental Health Management, Inc. Non-Employee Directors' Stock
         Option Plan